Exhibit 10.15
Table of Contents

1	SCIPS® Software License

2	Terms and Conditions

3	Maintenance Matrix

4	Privacy Policy

5	Cyberscience Contract

6

7

8

EXECUTION VERSION
SOFTWARE LICENSE, MAINTENANCE AND
PROFESSIONAL SERVICES AGREEMENT
     THIS SOFTWARE LICENSE, MAINTENANCE AND PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) is entered into as of this 24th day of January, 2006, “Effective Date”; by and between SCIPS.com, Inc., a Pennsylvania corporation, with a principal place of business at 8794 Easton Road, Suite A, Revere, PA 18953, and a mailing address of P.O. Box 195 Ottsville, PA 18942, its successors and assigns (“SCIPS.com” or “Licensor”); and LEBANON MUTUAL INSURANCE COMPANY, a Pennsylvania corporation, with a principal place of business at 137 West Penn Avenue, Cleona, PA 17042 and a mailing address of P.O. Box 2005, Cleona, PA 17042 (“Licensee”).
     NOW THEREFORE, in consideration of the covenants and conditions contained herein, the parties hereto, intending to be legally bound hereby, do agree as follows:
     1. Grant of License; Parties. Licensor hereby grants to Licensee a non-exclusive, non-transferable (except as hereinafter provided) license to use the SOFTWARE described in Section 6. below at any location of Licensee, for Licensee’s information processing needs, upon the terms and conditions contained herein and in the Terms and Conditions for the License of Software, attached hereto as Exhibit “A” (the “Terms and Conditions”). Capitalized terms used but not defined herein shall have the meanings set forth in the Terms and Conditions. The license granted hereby shall be transferable solely to an entity wholly-owned by Licensee and only after prior written notice to Licensor. Licensee shall not have any rights to the name “SCIPS.com”, “SCIPS.com, Inc.”, “SCIPS” or any version of the term “SCIPS.com” used in conjunction with the term “Software.”
     2. Effective Date of Agreement; Term of Agreement. This Agreement is effective as of the date set forth above (the “Effective Date”). The term of this Agreement shall be three (3) years from the Effective Date (the “Term”) and shall automatically renew for additional one (1) year terms, except as otherwise set forth in this Agreement.
     3. Termination of Agreement.
     Termination. Either party may terminate this Agreement at the expiration of the Term, or any extensions thereof, upon written notice to the other party not less than ninety (90) days prior to the expiration of the Term, or any extensions thereof. Otherwise, the Term of this Agreement shall automatically renew for additional terms of one (1) year, upon the same terms and conditions as set forth herein.
     Licensor Termination. Licensor may, by prior written notice to Licensee, terminate this Agreement and/or any license granted under this Agreement, and/or suspend further performance under this Agreement without terminating this Agreement if: (i) Licensee fails to pay Licensor any amount due hereunder, provided that Licensor has given written notice of such failure to Licensee and Licensee has not paid such amount due, or entered into an agreement with Licensor with respect to such amount due, within thirty (30) days of Licensor’s written notice to Licensee

EXECUTION VERSION
of such failure; or (ii) Licensee breaches any of its obligations under this Agreement in any material respect and fails to cure such breach within thirty (30) days of Licensor’s written notice to Licensee of such breach.
     Licensee Termination. Licensee may terminate the Agreement if Licensor breaches this Agreement in any material respect and fails to cure such breach within thirty (30) days of Licensee’s written notice to Licensor of such breach. In the event that Licensee terminates the Agreement pursuant to this subsection, Licensor shall retain any fees due hereunder (including but not limited to the Support Fee) paid or payable to Licensor, prorated to correspond to the portion of the then current Term for which Licensor has provided services to Licensee, but shall return the balance of such fees to Licensee.
     Effect of Termination. Immediately upon termination of this Agreement, Licensee shall discontinue and cease all use of the Software and Documentation and, at Licensor’s exclusive option, return to Licensor or destroy all Software and Documentation and all copies thereof in any form (including translations and compilations), whether partial or complete, and whether or not modified or merged into other software acquired or developed by or on behalf of Licensee, except as provided otherwise by paragraph 11. If requested by Licensor, Licensee shall certify in writing as to Licensee’s compliance with this Section as to the return or destruction of such Software and Documentation and all copies thereof. Licensor shall have the right to use reasonable means to verify Licensee’s actual compliance with such certification, including without limitation, reasonable access to Licensee’s facilities to inspect Licensee’s equipment, records and employees, upon giving reasonable, prior written notice to Licensee.
     Change in Control. Upon the occurrence of a Change in Control, either party hereto shall have the option to terminate this Agreement one hundred and twenty (120) days after the terminating party delivers written notice to the other party. In the event that Licensee terminates the Agreement pursuant to this subparagraph, neither the Support Fee (hereinafter defined) nor any other fee collected pursuant to the terms of this Agreement shall be refunded to Licensee. Any amounts accrued, outstanding and/or owed to Licensor as of the date of the termination of this Agreement due to a Change in Control shall be immediately due and payable to Licensor.
     4. Effective Date of License. Licensee’s license to use the Software commences upon the Effective Date.
     5. Payment and Services Provided; Fee. Licensee shall pay to Licensor a fee of NINETY-FIVE THOUSAND DOLLARS ($95,000.00) (the “Support Fee”) for annual general support (not including agency support) (“Annual Support”) for each year (or any part of a year) constituting a Term. The initial Support Fee is due and payable 30 days from the installation and acceptance of Licensee of the first line of business (BOP) and will be payable in equal installments over each twelve (12) month increments upon the execution of this Agreement. Licensee shall provide Licensor with fifteen (15) days written notice of its desire to have specific development/enhancement support work performed. The Support Fee, and fees for any other services provided by Licensor shall increase by six percent (6%) per year for each year of the Term, and any extensions thereof. Additionally Licensee shall pay licensor a one time fee of THREE-HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($375,000.00) (the “Right to

EXECUTION VERSION
Use Fee”) for the right to use the SCIPS.com, Inc. System (SCIPS®). The “Right to Use Fee” will be payable on the following schedule:
     * Twenty-Five Percent (25% — $93,750) — at contract signing
     * Twenty-Five Percent (25% — $93,750) — when the first line of business is installed, tested and accepted by Licensee (BOP)
     * Twenty-Five Percent (25% — $93,750) — 90 days after acceptance of the first line business (BOP)
     * Twenty-Five Percent (25% — $93,750) — Upon system acceptance by Licensee
     “Annual Support” or “Support” is defined as the support, maintenance and repair of the Software and the System as it works as of the Effective Date. Any changes to the Software or the System beyond the functionality, capability or design as of the Effective Date, constitute custom changes. Support also encompasses database integrity support so long as the database design was not changed or altered by anyone other than Licensor. Support also includes “Maintenance”, as that term is defined in Exhibit “A”.
     “Right to Use” or “RTU” is defined as the reasonable usage of the system throughout the term of the contract as long as a valid support contract is maintained. “RTU” also assumes that the SCIPS® system will not be used for other purposes not defined herein. In the event that a valid support contract (“Support”) is no longer maintained then Licensor will retain the right to non-renew this contract at the expiration date of the term in which “Support” was terminated.
     Licensor agrees to perform any of the following services that it is not otherwise obligated to perform pursuant to other provisions in this Agreement, at the rates listed below, provided that Licensee has given Licensor prior authorization for same in the form of a written work or purchase order and provided that Licensee is not in default of this or any other agreement with Licensor. Prior to performing any of the following services, or any other services not covered elsewhere in this Agreement, Licensor will provide a written work proposal with an estimate of all related charges (meaning total service fees and reimbursable expenses) for informational purposes. If the work proposal involves design specifications that must subsequently be approved by Licensee, then the charges estimated in connection with approved design specifications shall become binding upon Licensor to the extent that Licensor will be required to complete all proposed work, but Licensor will receive only fifty (50%) percent of the service fees to which it would otherwise be entitled pursuant to this Agreement for any billed service fees in excess of one hundred twenty (120%) percent of the estimated service fees.

SCIPS® Support	$95,000.00

SCIPS® RTU	$375,000.00

Services
* Custom Programming	$132.50/hour
* Data Entry	$ 65.00/hour

EXECUTION VERSION

* Onsite / Offsite Training	$135.00/hour
* Non-SCIPS Programming	$250.00/hour
* Server Rebuilding — Onsite	$6,500.00/server
* Server Rebuilding — Offsite	$5,000.00/server
* UNIX/LINUX Support (no contract)	$215.00/hour
- Includes Adding users, setting up printers, assisting with firewall issues, agents setup
* Windows Desktop Support (no contract)	$175.00/hour
* Travel — actual cost plus 25% Administration Fee
* Offsite Backups (no contract)	$300.00/week
* Offsite Backups Replication (no contract)	$1,000/per trial
* Web Programming	$132.50/hour
     No contract — these are the prices if no support contract is in place.
     6. Software. The “Software” as used herein means all aspects and elements of the SCIPS.com system (the “System”), including but not limited to computer program libraries, related binaries and script files, and the Source Code (provided, however, that Licensee shall not have full dominion or control over the Source Code).
     7. Insurance Policy Types. Within sixty (60) days of Licensee’s delivery to Licensor of the Pennsylvania Insurance Department’s approval of rates, forms and rules with respect to the Software, Licensor shall complete the engineering, installing and the initial implementation of the customization of the Software to serve Licensee’s data processing needs with respect to the following types of insurance policies:

A.	Homeowners
B.	Dwelling Fire/Combination Dwelling
C.	Mobile-Homeowners
D.	Personal Umbrella
E.	Personal Inland Marine
F.	Personal Automobile
G.	Commercial Automobile
H.	Business Owners
I.	Special Contractors
J.	Commercial Property
K.	Commercial Inland Marine
L.	Commercial Crime
M.	Commercial Glass
N.	Commercial Business Income
O.	Commercial General Liability
P.	Commercial Umbrella
Q.	Commercial Workers Compensation
R.	Commercial Boiler and Machinery
S.	Portfolio Policy (LMP and / or Port)
T.	Boat Owners

EXECUTION VERSION
     Upon Licensor’s request, Licensee shall provide Licensor with a written acknowledgement that the initial implementation of customization is complete to Licensee’s reasonable satisfaction. There shall be no additional fee due to Licensor for the completion of the work described in this Section 7. Licensee agrees to provide, in an appropriate and prompt manner, all necessary and statistical data records and other such information necessary for Licensor to comply with its duties and responsibilities pursuant to this Agreement.
     8. Notices of Non-compliance. Each party is obligated to and agrees to provide the other party with thirty (30) days written notice of default due to non-performance or noncompliance other than for the payment of money. All notices required in this Section and elsewhere in this Agreement shall be in writing in accordance with the terms of this Agreement.
     9. Financial Systems. Within One-Hundred Twenty (120) days of Licensee’s delivery to Licensor of the Pennsylvania Insurance Department’s approval of rates, forms and rules with respect to the Software, Licensor will complete the engineering, installation and initial implementation of the customization of the Software to serve Licensee’s data processing needs with respect to the following financial systems:
A.	Accounts Receivable — Direct Bill (with the exception of Direct Bill Non-Pay Cancellation Notice, which shall be engineered, installed and customized within One-Hundred Twenty (120) days of Licensee’s delivery to Licensor of the Pennsylvania Insurance Department’s approval of rates, forms and rules with specific to the Direct Bill Non-Pay Cancellation Notice)

B.	Premium Reporting
a.	Direct

b.	Facultative

c.	Treaty (non-Facultative)

d.	Net
C.	Loss Reporting
a.	Direct

b.	Facultative

c.	Treaty (non-Facultative)

d.	Net
D.	Reinsurance Reporting
a.	Bordereaux
i.	Umbrella
1.	Personal

2.	Commercial
E.	Various Utilities and Tables

F.	Various Management Reports

EXECUTION VERSION
     Upon Licensor’s request, Licensee shall provide Licensor with a written acknowledgement that the initial implementation of customization is complete to Licensee’s reasonable satisfaction. There shall be no additional fee due to Licensor for the completion of the work in this Section 9. Licensee has an obligation to provide accurate data to Licensor and Licensee shall hold Licensor harmless in the event that it does not provide accurate data. Licensee shall provide Licensor with access to Licensee’s systems in order to support the Software and perform Licensor’s obligations hereunder, including, without limitation, Internet (remote) access and physical onsite access as reasonably requested by Licensor.
     10. Source Code Custodian.
          (a) The parties agree that MSO, Inc., (formerly known as “The Mutual Service Office, Inc.”) (“Custodian” or “SCC”) with an address at 139 Harristown Road, Glen Rock, NJ 07452, shall serve as the custodian of the source code, data dictionary, and related documentation relating to the Software (collectively, the “Source Code”), such services to be paid for by Licensor. Upon the Effective Date of this Agreement, Licensor shall deposit with SCC one (1) copy of the Source Code for Licensee’s current production release of the Software. Licensor agrees to promptly update the Source Code each time Licensor updates the compiled version of Licensee’s production release of the Software. The SCC shall be obligated to make the Source Code available to Licensee according to Licensee’s needs during the Term. Unless and until the Agreement is terminated by either party due to a Change of Control, SCC shall be obligated to release the Source Code to Licensee without charge in the event (a) Licensor files a petition in bankruptcy or if involuntary bankruptcy proceedings are started against Licensor; (b) Licensor makes an assignment for the benefit of creditors; (c) Licensor is or resolves to be dissolved or liquidated in any manner other than a merger or sale of all or substantially all of its assets; and/or (d) Licensor becomes temporarily or permanently unable to provide services or support obligations imposed on it under the Agreement, where such inability has a material adverse impact on Licensee (hereinafter, an “Emergency”), subject to the seven (7) day cure period set forth in subparagraph (b) herein. Upon the Effective Date of this Agreement, Licensor shall also deposit with SCC one (1) copy of the Source Code (current as of January 1, 2006) for Licensee’s current production release of the Software (collectively, the “January 1 Code”). Unless and until a Change in Control occurs, SCC shall be obligated to make the January 1 Code available to Licensee according to Licensee’s needs during the Term.
          (b) In the event Licensee believes in good faith that an Emergency has occurred, Licensee will provide simultaneous written notice to Licensor and the SCC, by facsimile and overnight delivery, of the occurrence of the Emergency and a request that the SCC release the Source Code (unless a Change of Control has occurred). Licensor shall have seven (7) days to object in writing to Licensee’s notice, which objection must be provided by facsimile and overnight delivery simultaneously to Licensee and the SCC. If Licensor does not object, the SCC shall release the Source Code (unless a Change of Control has occurred) to Licensee in accordance with the provisions of subparagraph (a). If Licensor does object, the SCC will notify Licensor and Licensee of the existence of the dispute simultaneously by facsimile and overnight delivery no later than the next business day after receiving the objection. In that event, the SCC

EXECUTION VERSION
will continue to store the Source Code without release pending (a) joint instructions from Licensor and Licensee; or (b) order of Court.
     11. No Viruses/Security. Licensor hereby warrants that it has neither done nor will do anything that could disable, impair or otherwise restrict Licensee’s rights under this Agreement or Licensee’s use of the Software through the programming or installation of any Software components such as, but not limited to, time or date sensitive devices, hidden instruction sets, or viruses. Licensor hereby warrants that the Software contains no disabling codes or coding capable of interfering with Licensee’s rights hereunder, or Licensee’s use of the Software, in any way whatsoever. SCIPS will provide best effort security on Licensee’s data that is retained on SCIPS servers, backups, off-site storage or other locations not in the control of Licensee but in the control of SCIPS. In the event that there is a security breach on SCIPS servers, backups, off-site storage or other locations not in the control of the licensee but in control of SCIPS, SCIPS will assume all notice requirements imposed upon Licensee by law or regulation.
     12. Restrictions on Use. Licensee agrees to use the Software solely for Licensee’s own business. It is expressly agreed that Licensee may, at Licensee’s sole option, use the Software at or from any location, provided that Licensee complies with the Concurrent User restrictions contained in Section 3(b) of the Terms and Conditions. Licensee, directly or indirectly, alone or with any other person or entity, shall not:
               (i) Distribute, transfer, resell, rent, lease, sublicense or loan the Software or the Documentation, or any portion thereof, to any other person or entity;
               (ii) Make the Software or the Documentation available to others in a service bureau arrangement or for any similar commercial, time-sharing and/or third-party training use;
               (iii) Transfer the Software or Documentation to any person or entity for outsourcing or any other purpose without the express prior written consent of Licensor; or
     13. Copies. Subject to the other terms and conditions of this Agreement and the Terms and Conditions, Licensee may, at any time during the Term of this Agreement, make copies of the Software as may in Licensee’s reasonable discretion be necessary or convenient for testing and normal operations. All copies of the Software and/or any Documentation shall include all copyright, trademark, restricted rights and other proprietary notices as originally provided therein. Any copy of the Software made by Licensee is subject to this Agreement, the Terms and Conditions and any modification thereto.
     14. Modifications; Reverse Engineering. Licensee is prohibited from reselling or sublicensing the Software that it has modified. If Licensee makes any changes to the Software, it does so at its own risk. Licensee shall hold Licensor harmless for any modifications, alterations, enhancements, or other changes to the Software made by Licensee.
     15. Hardware. Licensee shall hold Licensor harmless for all hardware errors, failures and problems, except those caused solely by Licensor. The parties recognize and agree that

EXECUTION VERSION
Licensor does not warrant the performance of any hardware, provided, however, that this Section shall not be construed to negate, lessen or alter the warranties of Licensor set forth in Section 21 herein.
     16. Initial Training; Meetings. Licensor agrees to provide Licensee with ten (10), eight-hour (8 hour) days of on-site training at 137 West Penn Avenue, Cleona, PA, during the first six (6) months following the date of this Agreement at no additional charge. Additional off-site training may occur at 8794 Easton Road, Suite A., Revere, PA, or at any other location mutually agreed upon by the parties, in accordance with Licensor’s then-existing hourly rates, as set forth herein. In addition, at no additional charge during the initial Term of this Agreement (one year from the Effective Date), Licensor shall make available to Licensee, within the first six (6) months, for a one (4) hour meeting every four (4) weeks, a member of Licensor’s staff. Such member shall be of an appropriate experience level, as reasonably determined by Licensor. Licensor and Licensee shall reasonably determine the dates and times of such meetings.
     17. New Releases. (ONLY IF ANNUAL MAINTENANCE IS PURCHASED) Throughout the Term, Licensor shall, upon Licensee’s written request, at no additional charge to Licensee, provide Licensee with any and all new releases of the Software (including, but not limited to, releases of the Software for use on alternate operating systems/platforms). Licensor must also notify Licensee of any and all corrections, bug fixes, Enhancements, Updates, Upgrades or other modifications, including custom modifications to the Software (the “updates”), within thirty (30) days after the updates are available for release, and provide same to Licensee for no charge, at Licensee’s request. The foregoing notwithstanding, during the Term, Licensor will continue to provide the maintenance services set forth in this Agreement for the version of the Software then currently used by Licensee, irrespective of Licensor’s then current general release of the Software.
     18. Error Correction; Response Time. Licensor shall, as part of its Annual Support obligations, expend all commercially reasonable efforts to provide an error correction system designed to solve or by-pass a reported error in the Software in a timely manner. If a reported error has been corrected in a maintenance release, it will be necessary for Licensee to install and implement it; otherwise, the error correction may be provided in the form of a temporary fix, procedure or routine to be used until a maintenance release containing the permanent error correction is available. Licensor shall reasonably determine the priority level of errors as follows:
          a. Severity 1 Errors. In response to Severity 1 Error service calls, Licensor must: (i) immediately assign Licensor’s specialists to correct the error on an expedited basis; (ii) provide ongoing communication to Licensee on the status of an error correction; and (iii) immediately begin work on a temporary workaround or fix. Licensor shall use all reasonable commercial efforts to have Licensor’s personnel at Licensee’s site in response to any Severity 1 Errors within four (4) hours following its receipt of Licensee’s initial Software support service call.
          b. Severity 2 Errors. In response to Severity 2 Error service calls, Licensor must assign Licensor’s specialists to commence an error correction, and provide additional escalated

EXECUTION VERSION
procedures as reasonably determined necessary by Licensor’s support staff. Licensor shall also use all commercially reasonable efforts to provide a workaround or include a fix for the Severity 2 Error in the Licensor maintenance release next following the Severity 2 Error service call.
          c. Severity 3 Errors. In response to Severity 3 Error service calls, Licensor must provide answers as needed within a commercially reasonable time, and use all commercially reasonable efforts to include error corrections for any Severity 3 Errors in the Licensor maintenance release next following the Severity 3 Error service call.
     In the event that the response of Licensor to any of the errors described in this Section does not remedy the problem to the reasonable satisfaction of Licensee, Licensee shall provide Licensor with notice thereof in accordance with terms of this Agreement.
     19. Data Conversion. N/A.
     20. Quality of Work. Notwithstanding any other provision to the contrary that may be contained in this Agreement, Licensor warrants that all maintenance and other services pursuant to this Agreement will be performed by qualified Licensor personnel, in a good workmanlike and commercially, reasonable manner, consistent with all industry standards. Further, Licensor warrants that the Software will provide customer service inquiry response times not to exceed four (4) seconds.
     21. Taxes. Licensee shall, in addition to the other amounts payable under this Agreement, pay all sales, use, value added or other taxes, federal, state or otherwise (not including, however, Licensor income taxes), however designated, which are levied or imposed by reason of the transactions contemplated by this Agreement.
     22. Ownership. Licensee and Licensor agree that Licensor owns all property rights, including patent, copyright, trade secret, trademark, know-how and other propriety rights, in and to the Software and any corrections, bug fixes, enhancements, updates or other modifications, including custom modifications to the Software, whether made by Licensor, Licensee, or any third party.
     23. Licensee’s Property. Licensee represents and warrants that any and all ideas, databases, creative or computer designs and concepts, software, interests and materials that Licensee has provided or made available, or will provide or make available to Licensor hereunder, are either the sole and exclusive property of Licensee or are legally in the Licensee’s possession and/or use.
     24. Restrictions on Transfers; Assignments. Under no circumstances shall Licensee sell, license, publish, display, distribute or otherwise transfer to a third party the Software or any copy thereof in whole or in part without Licensor’s prior written consent.
     25. Confidential Information. LICENSEE ACKNOWLEDGES THAT THE SOFTWARE CONTAINS PROPRIETY INFORMATION, INCLUDING WITHOUT

EXECUTION VERSION
LIMITATION TRADE SECRETS, KNOW-HOW, OTHER CONFIDENTIAL INFORMATION AND OTHER PROPRIETARY INFORMATION, THAT IS THE EXCLUSIVE PROPERTY OF LICENSOR. DURING THE TERM OF THIS AGREEMENT AND AT ALL TIMES THEREAFTER, LICENSEE AND ITS EMPLOYEES AND AGENTS SHALL USE THEIR BEST EFFORTS TO MAINTAIN THE CONFIDENTIALITY OF THE FOREGOING AND SHALL NOT SELL, LICENSE, PUBLISH, DISPLAY, DISTRIBUTE, DISCLOSE OR OTHERWISE MAKE THE FOREGOING AVAILABLE TO ANY THIRD PARTY OR ALLOW THE USE OF THE FOREGOING EXCEPT AS AUTHORIZED BY THIS AGREEMENT. LICENSEE SHALL USE ITS BEST EFFORTS NOT TO DISCLOSE THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY FLOW CHARTS, LOGIC DIAGRAMS, USER MANUALS, POWER POINT MATERIALS AND SCREENS, TO PERSONS OR ENTITIES NOT AN EMPLOYEE OF LICENSEE WITHOUT THE PRIOR WRITTEN CONSENT OF LICENSOR, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT. ADDITIONALLY, EACH PARTY TO THIS AGREEMENT AGREES TO HOLD CONFIDENTIAL ALL INFORMATION RELATING TO THE OTHER PARTY’S RESEARCH, DEVELOPMENT, TRADE SECRETS AND/OR BUSINESS AFFAIRS. NOTWITHSTANDING THE FOREGOING, LICENSOR SHALL NOT HOLD LICENSEE RESPONSIBLE IN ANY WAY FOR SALE, LICENSURE, PUBLICATION, DISPLAY, DISTRIBUTION, DISCLOSURE OR AVAILABILITY OF THE SOFTWARE THAT RESULTS FROM THE ILLEGAL CONDUCT OR CONTRACTUAL BREACH OF ANY THIRD PARTY. LICENSEE AGREES TO HAVE AND KEEP IN PLACE APPROPRIATE CONFIDENTIALITY AND COMPUTER USE AGREEMENTS WITH ITS EMPLOYEES.
     26. Material Provisions. Licensor and Licensee specifically agree that each of the provisions of this Agreement are material, and that failure of either party to comply herewith shall constitute a breach of this Agreement.
     27. Notices. All notices under this Agreement, excluding communications from Licensee to Licensor for service or maintenance pursuant to this Agreement, and Licensor’s responses thereto, are to be delivered by (i) depositing the notice in the mail using certified mail, return receipt requested, to the recipient party at the address set forth in this Agreement, or to any other address as the recipient party may designate by providing notice: (ii) overnight delivery service to the recipient party at the address set forth in this Agreement, or to any other address as the recipient party may designate by providing notice; or (iii) hand delivery to Mr. Rollin Rissinger, President and CEO of Lebanon Mutual Insurance Company (in the case of notice to Licensee), or Mr. David L. Potter (in the case of notice to Licensor), or to any other person as the recipient party may designate by providing notice to the other party. The notice shall be deemed effective: (i) if by certified mail, four (4) days after the notice’s deposit in the mail, (ii) if by overnight delivery service on the day of delivery, and (iii) if by hand delivery, on the date of, hand delivery.
     28. Complete Agreement. The parties agree that this Agreement and the Terms and Conditions constitute the complete agreement between them, and that this Agreement and the Terms and Conditions supersede and merge all prior oral or written statements and

EXECUTION VERSION
understandings between the parties as may have related to the subject matter of this Agreement and the Terms and Conditions.
     29. Amendments. No modification or amendment of this Agreement or waiver of any provision of this Agreement will be valid unless in writing and signed by both parties specifically stating that it is a modification or amendment hereto.
     30. Waiver. The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.
     31. Severability. If any part, provision or clause of this Agreement, or the application thereof to any person, entity or circumstance, is held invalid, void or unenforceable, such holding shall not effect and shall leave valid all other parts, provisions, clauses or applications of the provisions remaining, and to this end the provisions contained herein shall be treated as severable.
     32. Read and Understood. Each party acknowledges that it has read and understands this Agreement and agrees to be legally bound by its terms.
     33. Assignment; Successors and Assigns. Except as expressly provided herein, neither party may assign, sublicense or otherwise transfer, in whole or in part, this Agreement, any license granted under this Agreement, or any of its other rights or obligations hereunder, whether voluntarily, by operation of law or otherwise, without the prior written consent of the other party. This Agreement, and all rights and powers granted hereby, will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     34. Governing Law; Waiver of Right to Jury Trial. The Agreement shall be construed under and enforced in accordance with the laws of the Commonwealth of Pennsylvania. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO DEMAND A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING INSTITUTED BY EITHER PARTY TO THIS AGREEMENT IN CONNECTION WITH THIS AGREEMENT.
     35. Limitations of Actions. Any action by either party for breach of this Agreement must be commenced within two (2) years after the complaining party knew or should have known of such breach.

EXECUTION VERSION
     36. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute the same Agreement. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories hereto.
     IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the day and year first above written.

LICENSEE:

LEBANON MUTUAL INSURANCE COMPANY

Attest:	/s/ Stephanie M. Keiser	By:	/s/ Rollin P. Rissinger

Name:	Stephanie M. Keiser	Name:	Rollin P. Rissinger
Title:	Assistant Secretary	Title:	President/Secretary

(CORPORATE SEAL)

LICENSOR:

SCIPS.COM, INC.

Attest:		By:	/s/ David L. Potter

Name:		Name:	David L. Potter

Title:		Title:	President

(CORPORATE SEAL)

EXECUTION VERSION
JOINDER
     The undersigned, this ___ day of                     , 2003, being the Custodian identified in the foregoing Software License, Maintenance and Professional Services Agreement (the “Agreement”), hereby joins in and agrees to be bound by Section 11 of the Agreement.

CUSTODIAN:

Attest:		By:

Name:		Name:

Title:		Title:

(CORPORATE SEAL)

EXECUTION VERSION
EXHIBITS

Exhibit A	Terms and Conditions

Exhibit B	SCIPS® Maintenance Pricing Matrix

EXECUTION VERSION
EXHIBIT A
TERMS AND CONDITIONS
FOR THE LICENSE OF SOFTWARE
          1. Definitions. As used in these Terms and Conditions and in the Agreement, the following terms shall have the following meanings:
               (a) “Agreement” shall mean the Software License, Maintenance and Professional Services Agreement, dated as of January 1, 2006, executed by Licensor and Licensee, setting forth the Software and Services to be provided by Licensor.
               (b) “Change in Control” shall mean the occurrence of the following: (i) merger of Licensee; (ii) change in ownership or control of Licensee; (iii) sale of a majority of the stock of Licensee; and (iv) sale of all or substantially all of the assets of Licensee.
               (c) “Concurrent User(s)” shall mean the maximum number of users (e.g., persons having access through a single terminal workstation, personal computer and/or via an interface from an external system) with an active session against the Software (including, but not limited to, Licensor databases) at the same time. In any Licensee environment that utilizes multiplexing software and/or hardware, the number of Concurrent Users shall be the maximum number of persons or interface processes accessing the Licensed Program at the multiplexing front end at the same time.
               (d) “Designated Equipment” shall mean the Server, terminal workstations, personal computers and/or associated equipment identified as part of the Designated System by Licensee.
               (e) “Designated System(s)” shall mean the Designated Equipment, operating system and associated networks designated by Licensee pursuant to the Agreement.
               (f) “Documentation” shall mean explanatory and informational materials concerning the Software, in printed or electronic format, which Licensor has released for distribution to end users with the Software, including, without limitation, manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flowcharts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form. “Documentation” does not include source code.
               (g) “Enhancement” means a change that improves the Software.
               (h) “Error” means a malfunction of the Software so as to produce results different in meaning and intent from the results described in the Software documentation, or in one or more statements in the Software documentation, that do not properly describe the functions performed by the Software or the manner in which the Software is to be used. “Error” also means a failure of the Software to conform to the specifications therefor as set forth in the

Documentation resulting in the inability to use the Software or a considerable restriction in use of the Software. Errors are classified as Severity 1, 2 or 3, as defined herein.
               (i) “Error correction” means either a Software modification or addition that, when made or added to the Software, corrects an Error, or a procedure or routine that, when observed in the regular operation of the Software, eliminates the practical adverse effect of the Error on Licensee.
               (j) “License Fees” shall mean the fees charged by Licensor to Licensee under the Agreement for the Software.
               (k) “Software Programs” shall mean those machine readable computer software programs that are contained in physical storage media such as magnetic tapes, cassettes, discs or chips and which are owned or distributed by Licensor and which are licensed to Licensee under the Agreement.
               (l) “Maintenance” means: (i) implementation of Licensor sponsored enhancements into the Software; (ii) research to specifically identify the Licensor sponsored enhancements; (iii) programming changes to implement the Licensor sponsored enhancements; (iv) routine MSO, Inc. updates; (v) documentation of the Licensor sponsored enhancements, including source language and updated documentation; (vi) research to specifically identify Licensee reported Errors (vii) programming changes to correct reported errors; (viii) Documentation of corrections including source language and updated documentation; and/or (ix) testing by Licensor to assure the quality of its programming changes and/or any new releases of the Software.
               (m) “Maintenance release” means a subsequent version of the Software that includes updates and/or upgrades.
               (n) “Named Users” shall mean Licensee’s designated users of the Software (including but not limited to Licensor databases), who are the only individuals authorized to access such Software Programs through a workstation, personal computer and/or via an interface from an external system.
               (o) “Order Document” shall mean the purchase order, purchase letter or other similar document by which Licensee places an order for Software.
               (p) “Professional Services Work Order” shall mean the document detailing those Services to be performed for Licensee by Licensor and which contains, at a minimum, a reference to the Agreement, a detailed description of the specific Services to be performed, the start date for such Services, the anticipated completion date of such Services, and Licensor’s charges therefor, including rates for travel time and travel related expenses.
               (q) “Proprietary Information” shall mean: (i) the Software and Documentation in any embodiment, and any modifications, updates or Enhancement thereto; (ii) any other information relating to the Software received by Licensee from Licensor which is identified by Licensor as proprietary or confidential; (iii) the terms of the Agreement; and (iv) each party’s written, technical, business, financial or marketing information relating to inventions or products, research and development, production, manufacturing or engineering processes, costs, profit or margin information, employee skills and salaries, finances, customers, marketing and production, and future business plans which are clearly marked as proprietary or confidential. Oral disclosures of confidential or proprietary information will be deemed Proprietary Information hereunder if reduced to writing, clearly marked as proprietary or confidential and provided by the disclosing party to the receiving party within thirty (30) days following each such disclosure.
               (r) “Licensor sponsored enhancements” means changes that Licensor makes to improve the Software, such as, but not limited to, changes included in Maintenance releases.
               (s) “Server” shall mean a Designated System configured with the Software to support an authorized number of Concurrent Users.
               (t) “Services” shall mean those installation, consulting, implementation, training or Maintenance services to be performed by Licensor under the Agreement, as and to the extent set forth in the Agreement.
               (u) “Severity 1 Error” means (i) the Software production unit is severely impacted or completely down; (ii) project deliverables are severely impacted; and/or (iii) the Software’s operations of mission-critical applications are down.
               (v) “Severity 2 Error” means (i) The production unit is functioning with limited use: (ii) the production unit is unstable, with periodic interruptions; (ii) mission-critical applications are not affected, but system interruptions occur; and/or (iv) time-sensitive questions are impacting performance or deliverables.
               (w) “Severity 3 Error” means (i) need for general information; (ii) need for clarification of procedures or information documentation; and/or (iii) product Enhancement requests.
               (x) “System Manager” shall mean an individual designated by Licensee to act as Licensee’s liaison and single point of contact with Licensor for all technical communications and the distribution of information and materials provided by Licensor to Licensee under the Agreement.
               (y) “Update” means an Error correction.
               (z) “Upgrade” means a revision of the Software by Licensor to its end user licensees generally, during the term of the Agreement, to add new and different functions or to increase the capacity of the Software to process information or otherwise improve it.

               (aa) “Use” shall mean: (i) copying or transferring any portion of the Software from storage units or media into the random access memory of Licensee’s computer equipment; (ii) executing any portion of the Software by way of a terminal workstation, personal computer, external interface, or as a Concurrent User for any purpose; and (iii) accessing any Designated System for the purpose of obtaining or preparing information or data created through the execution of the Software.
               (bb) “Right to Use” or “RTU” shall mean: (i) using the SCIPS® system for its intended use per the description of the Insurance Policy Types, (ii) following SCIPS® recommended processes and procedures as it relates to the use and implementation of the SCIPS® system; and (iii) providing resources, including staff, computer hardware and facilities, to effectively implement the SCIPS® system.
          2. Third Party Software. Any programs which are licensed by Licensor from a third party (“Third Party Software”) and are sublicensed to Licensee shall be subject to the terms and conditions of the applicable third party’s license accompanying the Third Party Software. Licensee will provide Licensor with a copy of any such license, and with a copy of any user manuals or similar literature that any such third party provides to licensees of its software. Licensee acknowledges that Licensor’s charges to Licensee for Third Party Software are twenty percent (20%) above Licensor’s cost.
          3. Use of Software
               (a) Location of Designated Equipment. Licensee may relocate the Designated Equipment, subject to applicable laws, provided that Licensee promptly informs Licensor of the subsequent location in writing.
               (b) Concurrent Users. Access to the Software at any given time is for an “UNLIMITED” Concurrent SCIPS Users. “UNLIMITED” refers to SCIPS software only and does not pertain to any other software license that is required to use SCIPS.
               (c) Named Users. Access to the Software is limited to Licensee’s designated Named Users.
               (d) Reservation of Rights. Any license granted under the Agreement only grants to Licensee the right to Use the Software while the Agreement and such license are in effect, with the exception of March 1 Code (as that term is used in the Agreement) as provided by the Agreement. Except as expressly provided in the Agreement, Licensor reserves to itself all rights in and to the Software, Documentation and materials licensed under the Agreement and/or created or generated by Licensor in connection with the performance of Services, and Licensor may exercise such rights at any time and in any manner that it may deem appropriate. Without limiting any prohibition provided herein, Licensee hereby assigns to Licensor all of Licensee’s right, title and interest in and to any and all derivative works of the Software, Documentation and Materials created or generated by Licensor in connection with the performance of Services under the Agreement.

               (e) Audit Rights. Licensor may, upon not less than thirty (30) days’ prior written notice and at its expense, conduct an annual audit, during Licensee’s normal business hours, of Licensee’s use of the Software and Documentation to verify compliance with the terms of the Agreement.
          4. Fees, Payment and Taxes.
               (a) Invoices. Licensor shall render an invoice to Licensee for Services as such Services are provided. All such invoices shall be due and payable in full within thirty (15) days from the date of such invoice. Past due balances shall be subject to a 2.0% per month service charge, or the highest interest rate permitted by applicable law, if less.
               (b) Costs and Expenses. Licensor will invoice Licensee for all reasonable costs and expenses necessarily incurred in connection with the Services provided under the Agreement, including, without limitation, telephone, facsimile, overnight mail, messenger and other communication costs, travel, housing, parking and food expenses, and other miscellaneous costs and expenses. Provided, however, that Licensor must obtain Licensee’s prior written approval before incurring any individual expense exceeding $1,500.00 on Licensee’s behalf. All invoices will be paid within thirty (15) days from the date of such invoice.
               (c) Payment. All fees are expressed in U.S. Dollars (unless otherwise specifically agreed by Licensor in writing). Typographical errors are subject to correction by Licensor. Fees are exclusive of all taxes and duties, including, without limitation, sales, use, value added and other taxes, duties or levies on transactions made under the Agreement. Licensee shall pay Licensor an amount equal to any such tax or duty that Licensor is required to collect or pay upon the sale, license or delivery of the Software or Services to Licensee, exclusive of Licensor’s income taxes. If a certificate of exemption or similar document is required to exempt Licensee from sales or use tax liability, Licensee shall obtain and furnish to Licensor evidence of such exemption with Licensee’s order in a form reasonably satisfactory to Licensor.
               (d) Quotations. Prices quoted are for a license to Use the Software only, and do not include technical data, proprietary rights of any kind, patent rights, qualification, testing (other than Licensor’s standard testing), or other than normal domestic packaging, unless specifically agreed to in writing by a duly authorized officer of Licensor.
          5. Performance. Licensor will make reasonable efforts to observe the dates that it indicates for delivery and performance. However, Licensor shall not be liable in any way for delays due to acts of God, any acts of a common enemy, earthquakes, floods, wars, acts of terrorism, fires, epidemics, riots or widespread failure or delay in transportation or communications, compliance with any laws, regulations or orders, whether valid or invalid, from any governmental body or instrumentality, or any other circumstances beyond Licensor’s reasonable control. Provided, however, that neither lack of funds nor the errors or omissions of Licensor’s suppliers or subcontractors shall constitute circumstances beyond Licensor’s control. If such delay is not indefinite, Licensor’s performance will be suspended during the delay and extended for the duration of the delay, and thereafter Licensee shall accept Licensor’s performance. No penalty of any kind shall be effective against Licensor for delays in performance, which shall include, without limitation, delays in service, shipment, delivery, installation, testing and replacement, that result solely from one or more of the circumstances enumerated in this Section.
          6. Limited Warranties.
               (a) Licensor warrants to Licensee that Licensor has the right to enter into the Agreement, to perform all of its obligations under the Agreement and to grant the licenses granted thereunder.
               (b) Licensor warrants that, for a period of one (1) year following the Delivery Date of the Software (not including any updates thereof) (the “Warranty Period”), the Software shall substantially conform to Licensor’s then current user manual or other written specifications (the “Specifications”) for the Software; provided, however, that such warranty will not apply: (i) if the Software is modified, changed or altered by anyone other than Licensor, unless authorized by Licensor in writing; (ii) if Licensee is not operating the then-current version of the Software; (iii) if the computer hardware used in the operation of the Software is not in good operating order or is not installed in a suitable operating environment; (iv) if the failure to perform substantially in accordance with the Specifications is caused by Licensee or its agents, servants, employees or contractors; (v) if Licensee fails to promptly notify Licensor of such failure after it is discovered; (vi) if all sums then due to Licensor under the Agreement have not been paid; or (vii) if Licensee is otherwise in breach of its obligations under the Agreement.
               (c) If, during the Warranty Period, Licensee notifies Licensor that the Software does not perform substantially in accordance with the Specifications, then Licensor will use commercially reasonable efforts to correct any such discrepancies from the Specifications that are so identified by Licensee, within the time frames set forth in Section 19 of the Agreement.. If such failure to perform substantially in accordance with the Specifications occurred as a result of one of the reasons listed in Sections 6(b)(i) through (vi) above, then Licensee will reimburse Licensor at Licensor’s then prevailing rates for all reasonable costs necessarily incurred in investigating and correcting such problem. Licensor’s SOLE OBLIGATION, and Licensee’s SOLE REMEDY, under this warranty shall be as set forth in this Section 4(c).
               (d) Licensor warrants that all Services provided under the Agreement shall be performed in a professional manner. Licensor’s SOLE OBLIGATION, and Licensee’s SOLE REMEDY, under this Section 6(d) shall be limited to Licensor using commercially reasonable efforts to re-perform such Services correctly. Provided, however, and notwithstanding any provision in the Agreement or these Terms and Conditions to the contrary, that in the event that data belonging to Licensee is damaged, lost or destroyed through the fault of Licensor or anyone acting on Licensor’s behalf, Licensor will pay for the costs necessary for restoring Licensee’s data, in the event that such restoration is possible; and, provided further, that if a Change in Control has not occurred and Licensor is unable to correct the problem within thirty (30) days after Licensor’s receipt of written notice from Licensee regarding such problem,

Licensor shall release the then current version of the Software Source Code to Licensee and permit Licensee to engage another software consultant to remedy the problem. In that event, Licensor shall compensate Licensee for all reasonable and direct consultant costs and fees necessarily incurred by Licensee in remedying the problem.
          7. Limitations on Warranties.
               (a) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, USE OR APPLICATION, WITH RESPECT TO THE SOFTWARE, THE DOCUMENTATION, ALL ACCOMPANYING MEDIA, IF ANY, AND ALL OTHER PRODUCTS OR SERVICES PROVIDED UNDER THE AGREEMENT.
               (b) In the event that any changes, modifications, additions or enhancements are made to any Licensed Program by anyone other than Licensor, or without Licensor’s prior written consent or without its prior written instruction, Licensee’s rights set forth in Section 4 will terminate and be of no force or effect.
               (c) Licensee specifically acknowledges and agrees that Licensor is NOT MAKING ANY WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, with regard to the Third Party Software, even if such Third Party Software is delivered to Licensee by Licensor and/or installed on Licensee’s system by Licensor. Any Third Party Software delivered to Licensee by Licensor and/or installed on Licensee’s system by Licensor is provided “AS IS”. The only warranties applicable to the Third Party Software will be such warranties as may be issued by the licensor of such Third Party Software. Provided, however, that this paragraph shall not be construed to negate, lessen or alter the warranties of Licensor set forth in paragraph 21 of the Agreement.
          8. DAMAGES AND LIABILITY. IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, OR FOR ANY LOST PROFITS, LOST BUSINESS, LOST INFORMATION OR OTHER PECUNIARY LOSS, SUFFERED OR INCURRED BY LICENSEE AS A CONSEQUENCE OF THE USE OR PERFORMANCE OF ANY SOFTWARE, DOCUMENTATION, SERVICES OR ANY OTHER GOODS OR SERVICES PROVIDED BY LICENSOR, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, UNDER NO CIRCUMSTANCES WILL LICENSOR BE LIABLE FOR ANY LOSS, COST, EXPENSE OR DAMAGE TO LICENSEE IN AN AMOUNT EXCEEDING THE SUM OF THE LICENSE FEES THERETOFORE ACTUALLY PAID BY LICENSEE TO LICENSOR UNDER THE AGREEMENT, EVEN IF LICENSOR HAS BEEN ADVISED OF THE CLAIM OR POTENTIAL CLAIM.

          9. Confidentiality.
               (a) Restrictions of Disclosure; Exclusions. Except as specifically permitted by the Agreement, Licensee shall not disseminate, disclose or otherwise provide or make available the Software or the Documentation, or any portion or copy thereof, to any third party. Except as specifically permitted by the Agreement, Licensor shall not disseminate, disclose or otherwise provide or make available the Proprietary Information of Licensee, or any portion or copy thereof, to any third party. Licensee shall erase or destroy all Proprietary Information of Licensor contained on media prior to disposing of such media. Except with respect to the Software and Documentation, a party’s Proprietary Information shall not include information that: (i) is or becomes publicly available through no act or omission of the other party; (ii) was in the other party’s lawful possession prior to the disclosure; (iii) is lawfully and rightfully disclosed to the other party by a third party without restriction on use or disclosure; or (iv) is independently developed by the other party.
               (b) Intellectual Property Rights.
                    (i) Licensee acknowledges and agrees that all rights in and to the Software and all patents, copyrights, trade secrets, trademarks, trade names, inventions, ideas, techniques, methods, developments, processes, and any other forms of intellectual property associated therewith, will be and remain the sole and exclusive property of Licensor.
                    (ii) Licensee will not remove, cover or deface Licensor’s name or any of Licensor’s trademarks, including without limitation the marks “SCIPS” and “SCIPS.COM”, included on any of the Software(s) or the Documentation, nor will Licensee have any right to use Licensor’s name or any of Licensor’s trademarks, or any name or mark confusingly similar thereto, in connection with its use of any of the Software.
               (c) Remedies for Breach. In the event either party breaches or attempts to breach any of the provisions of this Section 9, the non-breaching party will have the right, in addition to such other remedies which may be available to it, to injunctive relief enjoining such breach or attempt to breach, it being acknowledged that legal remedies are inadequate.
          10. Intellectual Property Indemnity.
               (a) Intellectual Property Infringement. Licensor will defend, at its expense, any action brought against Licensee by a third party to the extent that such action is based on a claim that Licensee’s Use of the Software within the scope of the Agreement infringes such third party’s United States patent, trade secret or copyright. Licensor, will indemnify Licensee from any costs, damages and fees incurred by Licensee which are attributable to such claim. Licensor’s indemnification obligations under the Agreement are expressly conditioned on Licensee promptly notifying Licensor in writing of such claim. Licensee shall permit Licensor to defend, compromise or settle any such claim, and in such event Licensee will tender such claim to Licensor and Licensee will provide all available information, assistance and authority to enable Licensor to do so, provided that Licensor reimburses Licensee for such activity. Licensee shall have no authority to settle any claim on behalf of Licensor.
               (b) Remedies. If any Licensed Program is held to constitute an infringement or violation of any such proprietary rights and Licensee’s use thereof is or may reasonably be expected to be enjoined, then Licensor will, in its sole discretion and at its own cost and expense, either procure a license which will protect Licensee against such claim without cost to Licensee, replace the Software with a non-infringing program, or remove the Software and refund an equitable portion of the price paid by Licensee to Licensor for the Software.
               (c) Exclusions. Notwithstanding the forgoing, in no event will Licensor be liable for any claim under this Section which is based on: (i) the use or combination of the Software with any other software not supplied to Licensee by Licensor; (ii) any change, modification, addition or enhancement to or of the Software by anyone other than Licensor, or without Licensor’s prior written consent or without its prior written instruction; or (iii) Licensee’s use of any but the latest available release of the Software. THE FOREGOING STATES THE ENTIRE LIABILITY OF LICENSOR AND LICENSEE’S SOLE AND EXCLUSIVE REMEDIES FOR INTELLECTUAL PROPERTY INFRINGEMENT.
          11. Nonsolicitation. The parties acknowledge and agree that the employees and consultants of each party are an integral part of their respective businesses. Each party therefore agrees that, during the Term of the Agreement and for two (2) years after any termination of the Agreement, it shall not, directly or indirectly, cause, induce or attempt to cause or induce any of the other party’s employees or consultants to leave the employ of such party or to accept employment or engagement with the other party or any other employer.
          12. Survival. The parties’ rights and obligations under Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 as well as any obligations to make payments of fees and other sums accrued prior to the date of termination, shall survive any termination of the Agreement.
          13. Cumulative Rights and Remedies. All rights and remedies herein conferred upon or reserved to the parties in the Agreement will be cumulative and concurrent and will be in addition to all other rights and remedies available to such parties at law or in equity or otherwise. Such rights and remedies are not intended to be exclusive of any other rights or remedies and the exercise by any party of any right or remedy herein provided will be without prejudice to the exercise of any other right or remedy by such party provided herein or available at law or in equity.
          14. Dispute Resolution. If the parties are unable to resolve, within a reasonable time, any controversy, dispute or claim arising out of or relating to the Agreement, or its interpretation, performance, breach or termination, the parties agree to first discuss the dispute informally. If such negotiation is not successful in achieving the resolution of the dispute, then such dispute shall be resolved by any party submitting such dispute to binding arbitration conducted in accordance with the rules of the American Association of Arbitration in Philadelphia, Pennsylvania, before a single arbitrator, if the parties are able to agree upon such a single arbitrator, or, in all other cases, a panel of three arbitrators (at least one of which must be knowledgeable in the information technology field) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. If three arbitrators are to be used, then each party to the dispute shall appoint one arbitrator and the third arbitrator shall be chosen by the two arbitrators so appointed within thirty (30) days after they are appointed. If such two arbitrators fail or are unable to select a third arbitrator within such time period, then the third arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitrators shall have the right and authority to determine how their decision or award as to each issue and matter in dispute may be implemented or enforced. The arbitrators shall be required to produce a written opinion setting forth the reasons for the decision or award made. The decision of a majority of such arbitrators shall be binding and conclusive on the parties hereto. There shall be no appeal therefrom other than for denial of due process, bias, fraud or misconduct on the part of one or more of the arbitrators. Judgment upon any decision or award may be entered in any court of competent jurisdiction. The parties agree that the existence of this arbitration provision shall not in any way limit the right of the parties to obtain interim relief, including without limitation a temporary restraining order, preliminary injunction or decree, as may be necessary, to protect either party against, or on account of, any breach or violation of the Agreement, in any court of law having jurisdiction thereof. The parties hereby submit to the jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania for this purpose.

SCIPS® Maintenance
Pricing Matrix		COMMENTS
Support Options	$95,000
Training
On-site	Up to 80 Hours
Email/FAX/STR/Telephone Support	Unlimited	Estimated however at l0 hours per week
On-sight Visits	up to 6/year
Does not include meals and/or rooming reimbursement
when needed

Travel Reimbursement	Included
Custom Programming	N/A
AD-HOC Reporting	N/A

Linux Support/OS Only	Up to 15 Hours	Adding Printers, Users, clearing print queues - All remote
This Can be purchased and provided to SCIPS®. SCIPS®
will include backups to this offsite server as part of the
support agreement. Additional 3rd party licensing will be required

Linux Server/Temporary Replacement
server available	N/A
Desktop Support	40 Hours
Working with ISP, other consultants for Internet and
connection activity

Network Support	Up to 15 Hours
Backup Services	Included
Monitoring Support	Included

helping with agents online access, review documentation
Agent Support	Up to 60 Hours	provided by company, adding agents, disabling agents
Conversion	N/A
SCIPS® Updates — Current Version	Included
Annual Reinsurance Table Updates	Included
Rate Updates	Included

Bureau Changes to current program — Does not include significant rate engine changes or form wording changes. Also, changing Bureau’s is not included	Included
Data Dictionary and Data Dictionary Updates	Included
SCIPS® query templates	Included

Savings by Level

Training On-site	$10,600.00
Email/FAX/STR/Telephone Support	$68,900.00	est. 10 hours per week
On-Site Visits	$ 8,000.00
Travel Reimbursement	$ 1,000.00
Custom Programming	N/A
AD-HOC Reporting	N/A
Linux Support/OS Only	$ 1,988.00
This includes the initial system setup and install - all work is performed by an LPIC-1 and/or Linux+ certified
technician

Linux Server Installation and setup	$ 5,000.00
This can be purchased and provided to SCIPS®. SCIPS®
will include backups to this offsite server as part of the
support agreement. Additional 3rd party licensing will be required

Linux Server/Temporary Replacement server available	N/A

Desktop Support	$ 5,000.00	All desktop support is provided by one or more of the following certified technicians: LPIC-1, Linux+, Net+ or A-

SCIPS® Maintenance
Pricing Matrix			COMMENTS
Network Support Backup Services	$ $	4,000.00 13,000.00	All network support 5 provided by one or more of the following certified technicians: LPIC-1, Linux+, Net+ or A-

Agent Support		$7,950.00	SCIPS® will support Lebanon Technology staff — no direct contact between SCIPS® and agents is included in this pricing

SCIPS® Updates — Current Version Annual Reinsurance Table Updates Rate Updates	$ $ $	75,000.00 25,000.00 10,000.00	Without an Annual Maintenance agreement all future versions of SCIPS® is billed at the then current price. This could range from $75,000 for an upgraded customer service to $250,000 for just the rating modules
Bureau Changes to Current program - Does not include significant rate engine changes.		$25,000.00
SCIPS® Query Templates		$20,000.00
Data Dictionary and Updates		$35,000.00
Total Costs – paid as needed		$315,438.00
SAVINGS		$220,438.00

SCIPS.COM, INC.
PRIVACY POLICY
At SCIPS.com, Inc., we recognize that the privacy and security of your information is an important concern. We have established and implemented policies and procedures to protect this information.
What this Privacy Policy Covers
•	This Privacy Policy covers the way SCIPS.com, Inc. (“we/our/us”) treats nonpublic personally identifiable information that we collect from you, the “customer” or “consumer”.

•	This policy does not apply to the practices of nonaffiliates of SCIPS.com, Inc.
Information Collection and Use
•	Nonpublic personal information means personally identifiable financial information that relates specifically to you and that is not readily available from a public source. We receive various kinds of nonpublic personal information from you. This information may include identification, contact and financial information. The nonpublic personal information that we may collect comes from the following sources:
•	information we receive from you on applications or other forms;

•	information about your transactions with us, our affiliates, or others, and information we receive from a consumer-reporting agency.
Information Sharing and Disclosure
•	We do not disclose any nonpublic personal information about our customers or former customers to anyone, except as permitted by law.
Confidentiality and Security
•	We restrict access to nonpublic personal information about you to those employees who need to know that information to provide products or services to you. We maintain physical, electronic, and procedural safeguards that comply with federal standards to guard your nonpublic personal information.
Any questions or comments with respect to this Privacy Policy may be addressed to:
Mr. David Potter
PO Box 195
Ottsville, PA 18942
(610) 847-8086, Ext. 101

Cyberscience Corporation	Tri-Partite License Agreement
This Tri-Partite License Agreement (“AGREEMENT”) number 5566 is made this 25th day of January 2006, by and between:
CYBERSCIENCE CORPORATION, a Colorado Corporation, located at 10065 E. Harvard Avenue, Denver Colorado 60231, hereafter called “CYBERSCIENCE”,

and the following Value Added Reseller:	and the following End User:

SCIPS.com	Lebanon Mutual Insurance Company
8794 Easton Road, Suite A	137 West Penn Avenue
Revere, Pennsylvania 18953	Cleona, Pennsylvania 17042
hereafter called the “VAR”	hereafter called the “END USER”.
1.	DEFINITIONS
“CLASS” means the specific configuration of the SOFTWARE license provided under this AGREEMENT as described IN Section 16 of this agreement and by this reference incorporated within.

“CPU” means the computer-processing unit utilizing the SOFTWARE.

The CPU is located et the address:	117 West Penn Avenue
Cleona, Pennsylvania 17042
“SOFTWARE” means all or any combination of computer software components comprising the object code, in machine readable form, of the CYBERSCIENCE computer program(s) described in Exhibit “A”, together with any derivatives, parts, modified versions or new releases supplied by CYBERSCIENCE and any associated user manuals or other documents supplied by CYBERSCIENCE.

2.	TERM

This AGREEMENT shall commence upon the date executed and continue unless terminated under the provisions of Paragraph 11 below.

3.	LICENSE

3.1.	In consideration of payment d the LICENSE FEE, CYBERSCIENCE hereby grants to the END USER a personal, non-transferable, non-exclusive perpetual license (“LICENSE”) to use the SOFTWARE exclusively for the END USER’S internal business operatives only for the LICENSE(s) and CPUs) listed in Paragraph 16.

3.2.	The END USER shall be entitled to use the SOFTWARE only as authorized herein. The END USER shall be permitted to make only one backup copy of the SOFTWARE as reasonably necessary to support the authorized use of the SOFTWARE hereunder, The END USER shall make no other copies of the SOFTWARE without the prior written consent of CYBERSCIENCE. All copies of the SOFTWARE, whether made by CYBERSCIENCE or the END USER, shall be in machine-readable form only, shall contain all copyright, trademark or other notices as they appear on the SOFTWARE, and shall be the property of CYBERSCIENCE. The END USER shall maintain a record of the number of and location of all copies at the SOFTWARE and shall make the list available to CYBERSCIENCE upon request.

3.3.	For the mutual security of all parties each copy of the SOFTWARE contains an expiration date. This device does not restrict the LICENSE granted by Paragraph 3.1.

3.4.	CYBERSCIENCE will notify the END USER automatically In advance through the SOFTWARE that an expiration date is imminent and to provide patches to the VAR to extend the END USER’s copy of the SOFTWARE in advance of each expiry date. The END USER and the VAR are responsible for ensuring that such patches are received and applied in a timely fashion.

4.	LICENSE FEES AND PAYMENTS

4.1.	The END USER shall pay the following amounts (“LICENSE FEE) to the VAR, fee the benefit of CYBERSCIENCE:

LICENSE: U.S. Dollars; $47,440.00 (written:) Forty Seven Thousand Four Hundred Forty Dollars. This LICENSE FEE must be paid to the VAR within 30 days of the execution of this AGREEMENT.

The END USER shall pay the following amounts (“SUPPORT FEE”) to the VAR, for the benefit at CYBERSCIENCE;

SUPPORT FEE: U.S. Dollars: $9,490.00 (written:) Nine Thousand Four Hundred Ninety Dollars. Each yearly SUPPORT FEE thereafter must be paid within 30 days of the yearly anniversary of the execution of this AGREEMENT.

4.2.	The END USER shall also pay any and ell federal, state and local sales, service and use taxes levied or imposed upon the sale of the SOFTWARE. In the event the VAR shall pay or be required to pay or collect arty sales, service or use taxes, the END USER shall immediately pay the same to the VAR.

4.3.	The END USER agrees to pay interest on all amounts not paid as described above at the rate of eighteen- percent pet annum commenting from the date of delivery of the SOFTWARE.

5.	SUPPORT SERVICES

END USER shall order software support services from the VAR.

6.	END USER REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

6.1.	The END USER shall only allow employees, agents and sub-contractors whose job performance is dependant on the SOFTWARE to have access to the SOFTWARE, and then only upon giving prior instruction to the Individuals relating to the representations, warranties and covenants of the END USER under this AGREEMENT.

6.2.	The END USER agrees not to cause or permit: (a) the modification of the SOFTWARE in any way, (b) the deletion of any proprietary rights notices, trademarks, trade names, symbols, abbreviations, logos or otherwise, contained in or on the SOFTWARE or any user manuals provided by CYBERSCIENCE, or (c) to reverse engineer, reverse compile, reverse assemble or disassemble the SOFTWARE.

6.3.	The END USER agrees to not sell, convey, share or use in connection with or otherwise permit or allow any third party to see, utilize, or become familiar with the SOFTWARE. The END USER shall not disclose, disseminate, communicate or otherwise permit or allow any third-party to become privy to CYBERSCIENCE’s trade secrets, proprietary information, proprietary material and/or information and the END USER recognizes that the SOFTWARE is provided to It In confidence and in secrecy.

7.	OWNERSHIP/TITLE

CYBERSCIENCE warrants that it has the right to license the SOFTWARE. The END USER acknowledges and agrees that title to the SOFTWARE and all materials, documentation and information and any translations is vested exclusively in CYBERSCIENCE and that all patent, copyright and other intellectual property rights and all associated trademarks, trade names, devices, symbols, abbreviations and secrets, goodwill and confidential and proprietary information therein are and shall remain vested in CYBERSCIENCE. The END USER agrees to sign such documents as are reasonably requested by CYBERSCIENCE from time to time to confirm or protect the foregoing proprietary rights.

8.	CONFIDENTIALITY AND PUBLICITY

8.1.	Each party, for themselves and their directors, officers, partners, employees, agents, representatives, contractors and distributors agree that during the term of this AGREEMENT and thereafter, subject to Paragraph 8.2 below, they shall treat as confidential and not disclose, communicate, disseminate, or publish to any third-party without the prior written consent of the other, details of the other’s business operations, proprietary rights and techniques, the know-how, ideas and concepts relating to the SOFTWARE, contemplated new Products internal documentation, protection and computer security schemes and customer lists. The obligations of this Paragraph shall not relate to information, which is or becomes public knowledge through no fault of either party or has been properly obtained from a third party lawfully entitled to possess the information.

8.2.	All parties agree that each may publicize the existence but not the details of this AGREEMENT.

9.	LIMITED WARRANTIES/LIMITATION OF LIABILITY

9.1.	CYBERSCIENCE warrants for a period of ninety days from date of delivery of the SOFTWARE that it constitutes an accurate manufacture of CYBERSCIENCE’s products and shall substantially conform to all concurrently published specifications delivered therewith. CYBERSCIENCE makes no warranties or representations of any kind, character, or nature with respect to the SOFTWARE or its performance except as set forth herein above. CYBERSCIENCE MAKES OR GIVES NO WARRANTIES, CONDITIONS OR GUARANTEES, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO MERCHANTABILITY OR FITNESS FOR INTENDED OR PARTICULAR USE, AND ALL WARRANTIES (EXCEPT THOSE WHICH MAY NOT BE LAWFULLY EXCLUDED) ARE HEREBY EXCLUDED. Any warranties hereunder shall be void if the SOFTWARE has been subject to abuse, misuse, accident, alteration, neglect, unauthorized repair or installation.

9.2.	CYBERSCIENCE SHALL NOT BE LIABLE TO THE VAR OR THE END USER OR ANY THIRD-PARTY UNDER THE LAW OF TORT, CONTRACT OR OTHERWISE, FOR ANY LOSS OR DAMAGE, WHETHER DIRECT OR INDIRECT INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHETHER CAUSED BY THE NEGLIGENCE OF CYBERSCIENCE OR OTHERWISE ARISING BY, RESULTING FROM, OR IN CONNECTION WITH THE USE, POSSESSION OR PERFORMANCE OF THE SOFTWARE. ANY LIABILITY OF CYBERSCIENCE SHALL BE LIMITED TO THE LICENSE FEES RECEIVED BY CYBERSCIENCE FOR SUCH PROVEN DEFECTIVE SOFTWARE OR THE REPLACEMENT OF PROVEN DEFECTIVE SOFTWARE, FROM WHICH SUCH LIABILITY DIRECTLY ARISES, AS CYBERSCIENCE SHALL IN ITS SOLE DISCRETION CHOOSE, WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT THAT CYBERSCIENCE IS HELD LIABLE, IN NO CASE SHALL CYBERSCIENCE’S LIABILITY FOR DAMAGES HEREUNDER EXCEED $100,000.

9.3.	Neither party shall be liable for any failure on its part to perform the obligations under this AGREEMENT if such failure results, wholly or partly, from acts of God, any matters beyond the control of the defaulting party, industrial disputes, shortage of materials, decisions of (federal, state or local governments, fire, explosion or accidents and other acts of force majeure.

10.	PATENT/COPYRIGHT INDEMNITY

10.1.	CYBERSCIENCE will defend and indemnify the END USER against a claim that the SOFTWARE furnished and used within the scope of this AGREEMENT infringes upon a United States copyright or patent, provided that (a) END USER notifies CYBERSCIENCE in writing within thirty days of the claim; (b) CYBERSCIENCE has sole control of the defense and all related settlement negotiations; and (c) the END USER provides CYBERSCIENCE with the assistance, information and authority necessary to perform the above. Reasonable out of pocket expenses incurred by the END USER in providing such assistance will be reimbursed by CYBERSCIENCE.

10.2.	CYBERSCIENCE shall have no liability for any claim of infringement based on: (a) the use of a superseded or altered release of the SOFTWARE if such an infringement would have been avoided by the use of a current unaltered release of the SOFTWARE that CYBERSCIENCE provides to the VAR or END USER; or (b) the combination, operation, or use of any SOFTWARE furnished under this AGREEMENT with programs or data not furnished by CYBERSCIENCE if such infringement would have been avoided by the use of the SOFTWARE without such programs or data.

10.3.	If a final injunction is awarded stating that the SOFTWARE has infringed, CYBERSCIENCE shall have the option, at its expense, to (a) modify the SOFTWARE to be non-infringing, (b) obtain for the END USER a license to continue using the SOFTWARE, or (c) terminate the license for the infringing SOFTWARE and refund the LICENSE FEES paid for the SOFTWARE, prorated over a five year term from the commencement date. This Paragraph 10 states CYBERSCIENCE’s entire liability for infringement.

11.	TERMINATION AND SUSPENSION

11.1.	The END USER may terminate this agreement at any time upon thirty days notice to the other parties, and only after complying with the terms of Paragraph 11.5.

11.2.	Either CYBERSCIENCE or the END USER may, upon written notice to the other parties, immediately terminate this agreement at any time in the event of a breach of Paragraph 8.1 by CYBERSCIENCE or the END USER.

11.3.	CYBERSCIENCE may terminate this AGREEMENT immediately upon written notice to the other parties if:

11.3.1.	The END USER fails to pay the LICENSE FEE within the terms of Paragraph 4.

11.3.2.	If the END USER files a petition under any provision of the Federal Bankruptcy Code or any state law relating to insolvency or any such petition is filed against either party, unless such petition and all proceedings thereunder are dismissed within thirty days from such filing, or a trustee or receiver is appointed for all or any assets, unless such appointment is vacated or dismissed within thirty days from the date of such appointment or the effected party is adjudicated insolvent or bankrupt.

11.3.3.	If any of the END USER’s voting interests or any partnership interest (whichever is applicable) is acquired by a competitor of CYBERSCIENCE.

11.4.	In the event of any other default hereunder which is not cured within thirty days of written notice, CYBERSCIENCE may Immediately terminate this AGREEMENT.

11.5.	In the event of any termination of this AGREEMENT, the END USER shall immediately deliver to CYBERSCIENCE all originals and copies of the SOFTWARE in the END USER’s possession. The END USER shall certify in writing to CYBERSCIENCE that the END USER has complied with this obligation.

11.6.	Termination of this agreement by any party will not result in the refund of any money to the END USER or the VAR by CYBERSCIENCE.

12.	RELATIONSHIP OF PARTIES

The parties to this AGREEMENT are independent contractors. No partnership, joint venture, or relationship of principal to agent, master to servant, employer to employee or franchiser to franchisee or otherwise is established hereby between any of the parties. No party has the authority to bind the other or incur any obligation on the other party’s behalf.

13.	ASSIGNMENT

As a result of the confidences to be kept by the END USER and the VAR, and as part of the consideration paid by the END USER hereunder, neither the END USER or the VAR may assign, mortgage, pledge, hypothecate or convey, in whole or in part, this AGREEMENT or any of the rights and duties under it without the prior written consent of CYBERSCIENCE.

14.	NOTICE

Any notice, payment, consent, approval or other communication required or permitted under this AGREEMENT shall be deemed duly given if in writing and personally delivered or sent by certified mail, postage prepaid, to the address at the head of this agreement, to the attention of the president, and shall be deemed to be given on the date of first attempted delivery and any notice delivered by personal delivery, shall be deemed delivered as of the date delivered. Any party, by written notice as described in this paragraph, may change the address to which future notices may be sent.

15.	MISCELLANEOUS

15.1.	This AGREEMENT shall be binding upon and inure to the benefit of the parties hereto and their respective permitted heirs, executors, personal representatives, successors and assigns.

15.2.	This AGREEMENT, together with any Exhibits attached hereto, constitutes the entire agreement of the parties and supersedes prior proposals agreements and representations between them, whether written or oral. This AGREEMENT may not be modified, changed or amended in any manner except by instrument in writing signed by the parties hereto. It is expressly agreed that any terms and conditions of the END USER or VAR’s purchase order shall be superseded by the terms and conditions of the AGREEMENT.

15.3.	The paragraph headings herein are inserted for convenience of reference only and do not define, limit or proscribe the scope of this AGREEMENT or any Exhibit attached hereto.

15.4.	In the event any provision of this AGREEMENT is held to be invalid or unenforceable, the remaining provisions of this AGREEMENT will remain in full force and effect. Any waiver hereunder by any party must be in writing and signed by the party to be charged. No waiver by any party of any provision hereof shall he deemed a waiver of any other provision hereof or of any subsequent breach by any party of the same or any other provision.

15.5.	The parties hereto acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, covenant, obligation and provision hereof, and that failure to timely perform any of the terms, conditions, covenants, obligations or provisions hereof by either party shall constitute a breach of and a default under this AGREEMENT by the party so failing to perform.

15.6.	The parties hereto acknowledge and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this AGREEMENT or any amendments or Exhibits hereto.

15.7.	This AGREEMENT shall be governed by and construed in accordance with the laws of the State of Colorado. Any action relating to this AGREEMENT brought by the VAR or the END USER against CYBERSCIENCE will be instituted In a State or Federal Court in the State of Colorado.

16.	SOFTWARE LICENSE INFORMATION

			SOFTWARE
			CLASS	Operating			Serial
Item	Quantity	User(s)	Definitions(2)	System	CPU	Databases	Number
1	1	8	CQ	Linux	Intel Pentium	CISAM	N/A
2	1	24	CS RT	Linux	Intel Pentium	CISAM	N/A
3	1	8	CQCS-W	N/A	W/S	N/A	N/A
4	1	128	CS-W	N/A	W/S	N/A	N/A

Product	Description	Users	Per
eCQ Server	The Enterprise Cyberquery Server	N/A	Server
eCQ Developer License	To build new and edit existing reports (includes eCQ Runtime)	2	W/S
eCQ Runtime License	To run and subscribe to existing reports	5	W/S
eCQ Viewer	To access and view eCQ reports	15	W/S
eCQ Launchpad Server	LaunchPad/Web-reports Portal Server	N/A	Server
eCQ Launchpad Client	LaunchPad/Web-reports Portal user	22	W/S
eCQ Qdirector Server	QDirector – Enterprise Scheduler	N/A	Server
eCQ QDirector Client	QDirector Administrator Client	2	W/S

Notes:	Server means priced per server NOT per CPU in the server or the size of power of the CPU. W/S means per Work Station and/or per Named User NOT concurrent user. Products may be added, merger, split or removed at the sole discretion of Cyberscience Corporation.

IN WITNESS WHEREOF, this AGREEMENT has been executed as of the day and year first above written.

for CYBERSCIENCE:

Cyberscience Corporation,
a Colorado Corporation		for the VAR

By:		By:	/s/ David L. Potter

Print Name:	Nigel Brown John	Print Name:	David L. Potter
Title:	Executive Vice President	Title:	President
		Date:	1/26/2006

for the END USER:

By: Print Name:	/s/ Rollin P. Rissinger Rollin P. Rissinger
Title:	President
Date:	1/26/2006

eCQ SOFTWARE LICENSE AND SUPPORT AGREEMENT
AGREEMENT NO. 5567
DATE January 28, 2008
PARTIES
CYBERSCIENCE CORPORATION a Colorado Corporation located at 10065 E. Harvard Ave., Suite 600, Denver, Colorado 80251 9 CYBERSCIENCE)
SCIPS, 8764 Easton Road, Suite A, Revere, PA 18953 (VAR)
and
Lebanon Mutual Insurance Company, 137 West Penn Avenue, Cleona, Pennsylvania 17042 (LICENSEE)

SITE:			137 West Penn Avenue, Cleona, Pennsylvania 17042

EQUIPMENT:
	Hardware:	Intel 586
	Op/System:	Linux
	Database:	C18AM

MINIMAL ANNUAL LICENSE FEE FOR 0S BROWSER CLIENT LICENSES: $12,000.00
1.	DEFINITIONS AND INTERPRETATION

1.1	“eCQ” means the Software, Software Support, advice and consulanty offered under this Agreement.

1.2	“The Software” means the combination of computer program in object code form identified by Cyberscience from time to time in a Price List along with relevant documentation incorporating all derivatives or modified versions thereof and all updates supplied by Cyberscience.

1.3	“Price List” means a dated document published by Cyberscience containing pricing information relating to the components that make up Software.

1.4	“Licensee” means the second party named above, its wholly owned subsidiaries and includes all officers, directors, employees, agents and principals thereof.

1.5	“Software Support” means maintenance of the Software subject to the terms of this License Agreement.

1.6	“Equipment” means the computer hardware, operating system and database identified in this Agreement with which the Software will be used.

1.7	“Site” means the physical location and postal address identified in this Agreement where the Software is installed.

1.8	“License Fee” means the fee payable to Cyberscience by Licensee tor use of the Software.

1.9	“Monthly License Fee” means the fee(s) shown in the Price List.

1.10	“Annual License Fee” means the fee(s) shown in the Price List.

1.11	“User Count” means the total number of identified users which Licensee is permitted to operate for each individual component of the Software as shown in the Price List.

1.12	“Server Installation” means the total number of identified copies of server components of The Software that the Licensee is permitted to install and operate for each component of The Software as shown in the Price List..

1.13	“Schedule” means any Schedule that is part of this Agreement and further Schedules initialed by the parties and annexed to this Agreement whether at the time of execution of this agreement or subsequently.

1.14	“VAR” means the Cyberscience Alliance Member providing the Software to Licensee as part of an application solution.

1.15	Clause headings are for convenience only and shall rot affect the interpretation of the Agreement.

1.16	Other terms used in this Agreement shall be interpreted consistent with their ordinary meaning in computer software and support agreements and the context in which they are used.

2	TERM, SCOPE AND AMENDMENT OF AGREEMENT

2.1	This Agreement shall be effective on the date it is executed by Licensee. The eCQ agreement may be amended by issuance of a new Price List, which shall be effective on the date stated in the new Price List, in no event will Licensee received less than 60 days notice of any change in the effective price. The obligations of the parties regarding future performance hereunder may be terminated as provided in clause 12.

2.2	The terms of this Agreement shall apply to any new Price List.

3.	LICENSE

3.1	Conditioned upon and in consideration of Licensee’s payment of the License Fee, Cyberscience grants to Licensee a nonexclusive, non-transferable License to install the Software only on the Equipment located and operated at the Site and to use the Software solely for the purpose of processing Licensee’s own internal data subject to the terns and conditions of this Agreement. Licensee shall not use or permit the Software to be used to process data for any third person as a service bureau service. application service provider, by lease or in any other manner.

32	Certain components of The Software are licensed on an identified User Count basis and certain components of The Software are licensed on a Server Installation basis. It is the Licensee’s responsibility to promptly inform Cyberscience when the number of identified users and/or Server Installations of each item of The Software exceeds the User Court or Instance Count shown in the Price List for that Item of The Software,

3.3	Licensee grants to Cyberscience the right to audit the number of users using, and number of Server Installations of, the Software either by onsite inspection or remotely by electronic means.

3.4	Licensee acknowledges that the Software communicates monthly reports regarding the use of the Software to Cyberscience by email or other agreed electronic communication and that Cyberscience will use this information to determine the appropriate License Fee. Licensee consents to and shall take no action which would foreseeably invade the transmission or accuracy of these reports,

3.5	Where Licensee’s actual use has for any reason been knowingly under-reported. Cyberscience reserves the right to apply a penalty not exceeding one hundred percent (100%) of the fees under-reported.

3.6	For the mutual security of all parties each copy of the Software contains an expiry data. This device does not restrict the License granted by clause 3.1.

3.7	Provided Licensee is in compliance with this Agreement Cyberscience shall notify Licensee in advance that an expiry date is imminent and provide patches to extend Licensee’s authorized use of the Software in advance of each expiry date. Licensee shall be solely responsible for ensuring that such patches are received and applied in a timely fashion.

4.	PROPRIETARY RIGHTS IN AND CONFIDENTIALITY OF THE SOFTWARE

4.1	The Software is the proprietary product of Cyberscience and is protected by copyright and ether intellectual property laws. The Software is licensed for use, not sold. Unauthorized use of the Software, including use in excess of the License granted hereby, constitutes copyright infringement. The Software is personally licensed to Licensee and is not transferable. By this License Agreement Licensee acquires only the right to install and use the Software in accordance with the terms hereof. Licensee does not acquire any other right, express or implied. in the Software or media containing the Software. Cyberscience, or its licensor, shall at all times retain all right, title and interest, including intellectual property rights, in the Software and the media.

4.2	Licensee shall keep the Software confidential and limit access to the Software to those of its employees, agents and subcontractors who have either a need to know or who are engaged in the use of the Software under this Agreement.

4.3	Licensee shall keep the Software in safe custody and take all reasonable steps to prevent the theft or unauthorized access to or use of the Software.

4.4	Licensee shall not, and shall not permit any other party to, disassemble, decompile, reverse engineer, or translate the whole or any part of the Software. Licensee wilt advise its division and department heads, managers and staff of these restrictions, and take commercially reasonable measures to assure these restrictions are not violated by anyone within Licensee’s employ or control. Licensee shall not repair, modify, enhance, or create derivative works of the Software or permit or facilitate others to do so, and agrees that any derivative works made in violation of this Agreement are the exclusive property of Cyberscience. Licensee may make no more than one (1) complete copy of the Software for backup purposes. Each disc or other media containing the permitted backup copy shall be labeled with all copyright and other proprietary notices contained on the original Software label. The foregoing limitations and requirements regarding the number of backup copies and labeling do not apply to any backup made as part of a regular, systematic backup of all computer programs and data stored on a desktop computer or network server made solely for archival or disaster recovery purposes. Licensee agrees that upon the request of Cyberscience it shall inform Cyberscience of the location of any copies of the Software and permit Cyberscience to inspect them. Licensee shall promptly advise Cyberscience of any violation or suspected violation of this clause 4.4.

4.5	Without prejudice to the foregoing Licensee shall take all ether steps as are from time to time necessary to protect the confidential information and intellectual property rights of Cyberscience in the Software.

5.	TRADEMARKS

5.1	All parties acknowledge the ownership of the other’s trade names and trademarks. No party shall use any trade name or trademark owned by the other party without the explicit written permission of the other party.

6.	LIMITED WARRANTY

6.1	Cyberscience warrants that its title to the Software is free and unencumbered and that it has the right power and authority to license the Software upon the terms and conditions of this Agreement.

6.2	Cyberscience warrants that (a) the delivery media is free of defects in materials and workmanship under normal use: and (b) unmodified Software will substantially perform functions described in documentation provided by Cyberscience when operated on the designated computer(s), operating system(s) end database(s). Cyberscience does not warrant that: the Software will meet Licensee’s requirements, that operation of the Software will be uninterrupted or error-tree, or all the Software errors will be corrected. The Software is delivered to Licensee “AS IS” with all faults. If Licensee timely reports an error in the Software, Cyberscience shall, at its option, correct the error, provide Licensee with a reasonable procedure to circumvent the error, or, upon return of the Software to Cyberscience by Licensee, refund any License Fee paid in respect of the period from the date of return of the Software. Cyberscience will replace any defective media without charge if it is returned to Cyberscience. These are Licensee’s sole and exclusive remedies for any breach of warranty.

6.3	Except as stated above there are no warranties which extend beyond the face of this Agreement. The foregoing warranties are in lieu of all other warranties, express or implied, including without limitation implied warranties of merchantability or fitness for a particular purpose, which warranties are specifically disclaimed. All conditions, warranties, terms and undertakings implied in this Agreement by statute or at common law regarding the Software and the provision of related services, including without limitation all implied warranties of merchantability or fitness for a particular purpose use are excluded except for those which may not be lawfully excluded. This Limited Warranty gives Licensee specific legal rights. Licensee may have other rights which vary from state to state. Some states do not allow the exclusion or limitation of liability for consequential or incidental damages.

7.	SOFTWARE SUPPORT

7.1	All Support Services to Licensee will be made through VAR. This agreement provides no direct Support channel between Licensee & Cyberscience Corporation.

7.2	Software Support does not include the diagnosis or rectification of any problem arising from or caused by Licensee’s failure to comply with the terms of this Agreement including without limitation any use of the Software outside the terms of this Agreement.

8.	ENTICEMENT/NON-SOLICITATION

8.1	All parties undertake that they shall not without the prior written consent at the other parties, either during or within twelve months of the termination of this Agreement, engage employ or otherwise entice or solicit for employment, any person who during the relevant period of this Agreement, was an employee of the other party.

9.	LICENSEE’S MAINTENANCE OBLIGATIONS

9.1	Licensee undertakes to ensure that the Equipment and the applicable operating system are properly maintained to manufacturer’s recommended standards subject only to retaining compatibility with the Software releases.

9.2	Licensee undertakes to consult with Cyberscience before upgrading its operating system or database software to ensure that the Software is compatible with the proposed operating system version or database version.

9.3	Cyberscience reasonably believes and advises Licensee that a problem or problems with the Software may be remedied by upgrading to a later or current release of the operating system or database software and if Licensee fails to upgrade then technical support shall be provided only on a time and materials basis, Cyberscience’s resources permitting (‘Supplemental Software Support”). Upon Licensee’s request Cyberscience shall provide an estimated cost of providing Supplemental Software Support in advance of providing the same. Licensee acknowledges that the cost of providing Supplemental Software Support Is not included in the Price List and is an additional charge.

9.4	Licensee undertakes to ensure that persons contacting Cyberscience for Software Support or Supplemental Software Support are reasonably competent and properly trained in the operation of the Software.

9.5	Licensee undertakes to promptly install current versions of the Software when supplied and Cyberscience reserves the right not to support older versions of the Software.

10.	PAYMENTS

10.1	All payments due hereunder shall paid to VAR for the benefit of Cyberscience,

10.2	All payments due hereunder are exclusive of any applicable taxes. Licensee shall be responsible for all applicable national, state, and local taxes, value added or sales taxes, tariffs, exchange, interest, banking, collection, and other charges and levies and assessments pertaining to payments other than taxes based on Cyberscience income. All payments by Licensee made to VAR for the benefit of Cyberscience pursuant to this Agreement shall be made without any withholding or deduction of any withholding tax or other tax or mandatory payment to government agencies. If Licensee is legally required to make any such withholding or deduction from any payment to VAR under this Agreement, the sum payable by Licensee upon which such withholding or deduction is based shall be increased to the extent necessary to ensure that, after such withholding or deduction, Cyberscience receives and retains, free from liability for such withholding or deduction, a net amount equal to the amount Cyberscience would have received and retained in the absence of such required withholding or deduction.

10.3	Licensee agrees to pay invoices properly rendered by VAR for the benefit of Cyberscience under this Agreement within 45 days of issue or in accordance with the terms of the relevant invoice if different.

10.4	Where any payment due to Cyberscience under this Agreement is overdue Cyberscience may, in addition to such other remedies prescribed in this Agreement or available at law:

10.4.1	suspend Software Support: and

10.4.2	charge interest on the overdue payments from the invoice date until receipt of payment in full at the higher rate: of 4% above ‘prime rate’ as reported by WSJ. or 18% per annum.

11.	LIMITATION OF LIABILITY

11.1	Cyberscience shall indemnify Licensee for personal injury or death caused by the negligence of Cyberscience or its employees. Cyberscience shall not be liable whether in contract, tort or otherwise and whether or not Cyberscience has been advised of the possibility of such toss for (a) direct, indirect, special, incidental, consequential or exemplary damages or loss; (b) loss of savings or profits;: (c) loss of revenue; (d) loss of business or goodwill; (e) loss of, damage to or corruption of data; and/or (f) work slow-downs or stoppage, hardware failure or malfunction resulting from any defect in the Software: and/or )g) loss resulting from the use, the inability to use, or reliance on the results produced by the Software. Cyberscience’s liability for direct loss or damage not excluded hereunder shall in no event exceed a total aggregate limit of $100,000.

11.2	Cyberscience shall have no liability to Licensee under the circumstances mentioned in clause 11.1 unless Licensee serves notice of the same upon Cyberscience within 30 days of the date it becomes aware of the circumstances giving rise to the event or the date when it ought reasonably to have became so aware.

11.3	Cyberscience shall not be liable for any breach of its obligations under this Agreement resulting from causes beyond its reasonable control including without limitation Act of God any act or decision of the Central or Local Government. fire, explosion. accidents beyond the control of Cyberscience, industrial dispute, shortage of materials, acts of terror, war (whether declared or undeclared), or not.

12.	TERMINATION

12.1	Licensee may terminate the License granted hereby and its obligations to pay future License Fees upon 30 days written notice to Cyberscience.

12.2	Cyberscience may terminate the License granted by and its obligations for future performance under this Agreement immediately upon written notice to Licensee if:

12.2.1	Licensee fails to make any payment under this Agreement as and when that payment falls due;

12.2.2	Licensee commits any material breach of any term of this Agreement that, if capable of being remedied, is not remedied within 30 days; or

12.2.3	an individual Licensee becomes bankrupt or Licensee goes into liquidation (other than for the purpose of amalgamation or reconstruction) or has a receiver appointed over all or any part of its assets or business.

12.3	Termination pursuant to clause 12.2 shall be without prejudice to any other rights or remedies a party may be entitled to under this Agreement or at law and shall not affect any accrued rights or liabilities of a party nor the coming in to or continuance in force of any provisions of this Agreement which are expressly or by implication intended to come into or continue in force on or after the date termination is effective. This clause applies in particular without limitation to the provisions of clause 4.

12.4	In the event of termination Licensee shall immediately return to Cyberscience or destroy (as instructed by Cyberscience) all copies of the Software and all other property belonging to Cyberscience including without limitation all documentation in the possession of Licensee relating to the Software. Licensee shall certify in writing to Cyberscience that licensee has complied with this obligation.

12.5	In the event that Cyberscience ceases to conduct business then:

12.5.1	Cyberscience shall use commercially reasonable efforts to create or contract with a successor to undertake the Software Support obligations of Cyberscience (“Successor Company”), in which event Cyberscience’s Software Support obligations under this Agreement will be automatically transferred to the Successor Company;

12.5.2	Licensee shall have the right to use the Software without charge for a maximum period of ninety days (90) from the date Cyberscience officially ceases business unless arrangements are made for a Successor Company to assume Cyberscience’s obligations hereunder;

12.5.3	if after ninety (90) days no arrangements have been made for a Successor Company to assume Cyberscience’s obligations hereunder, then Licensee shall have the right to continue to use the Software without charge and Cyberscience shall have no continuing obligation to provide Software Support.

13.	USER COUNT AND INSTANCE COUNT

13.1	The User Count and Instance Count shown in the Price List for each component of the Software is the minimum User Count and minimum Instance Count contracted for. The User Count and Instance Count may increase by the mutual agreement of the parties subject to payment of the appropriate License Fee.

14	ASSIGNMENT

14.1	Licensee may not assign this Agreement and the rights and obligations without the prior, written consent of Cyberscience.

15.	NATURE OF AGREEMENT

15.1	This Agreement and the Schedules represents the entire Agreement between the parties in relation to the subject matter of this Agreement and supersede all previous agreements and understandings related to this subject matter between the parties whether written or oral.

15.2	Each party acknowledges that in entering into this Agreement it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided in this Agreement.

15.3	If for any reason a court of competent jurisdiction finds any provision of this Agreement or portion thereof is unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

16.	WAIVER

16.1	Failure by either party to enforce any one or more of the provisions of this Agreement shall not be a waiver of !hem or of the right subsequently to enforce those provisions.

17.	NOTICES AND SERVICE

17.1	Any notice or other information or process, required or authorized by this Agreement to be given to the other party may be given by hand or sent (by first class pre- paid post} to the other party at the address referred to at the head of this Agreement. The same will apply to the service of any legal proceedings arising out of this Agreement

18.	PUBLICITY

18.1	Licensee will allow Cyberscience to issue press releases and publish stories related to the installation and use of the Software by Licensee. The content of such publicity shall be previously approved by Licensee, which shall not be unreasonably withheld. All publicity by Licensee will keep the pricing structure and content strictly confidential

19.	U.S. GOVERNMENT RESTRICTED RIGHTS

19.1	RESTRICTED RIGHTS LEGEND: The Software is commercial computer software developed exclusively at private expense. Government users will receive no greater then Restricted Rights as defined in FAR 52.227-14. FAR 52.227-19(c((1-2} (Jun 1987) or DFAR 252.227-7013(c)(1)(ii) (Oct 1988), DFAR 252.221.7015(c) (May 1991). DFAR 252.227-7014, or DFAR 252.227-7018 as applicable in the Software. Contractor/Licensor Cyberscience Corporation, a Colorado Corporation located at 10065 E Harvard Ave. Suite 800, Denver, Colorado 80231.

20.	EXPORT AND OTHER RESTRICTIONS

20.1	The Software licensed hereunder is subject to the export control laws and regulations of the United States and any amendments thereof. You shall comply fully with all laws and regulations of the United Stales and other countries (“Export Law”) to assure that neither the Software nor any direct products thereof are (1) exported or re-exported, directly or indirectly, in violation of Export Laws or (2) are used for any purpose prohibited by Evart Laws including, without limitation, the design, development or production of nuclear, chemical or biological weapons.

21.	ARBITRATION AND PROPER LAW

21.1	Any dispute arising out or relating to the formation, interpretation or performance of this Agreement shall be governed by the laws of the State of Colorado without reference to the law of any other state, and without regard or reference to the

1980 United Nations Convention on the International Sale of Goads. In any legal action or proceeding, jurisdiction and venue over any dispute arising hereunder shall lie only with a court having appropriate jurisdiction in Denver. Colorado. At present, these courts include the District Court for the City and County of Denver, Colorado; the County Court for the City and County of Denver, Colorado; and the United States District Court for the District of Colorado. If for any reason a court of competent jurisdiction finds any provision of this Agreement or portion thereof is unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect. If either party employs attorneys to enforce any nights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees. No action arising out of the delivery or use of the Software may be brought by any party more than two (2) years after the cause of action has accrued.

AUTHORIZED SIGNATORY OF LICENSEE

SIGNATURE: PRINT NAME:	/s/ Robin P. Rissinger Robin P. Rissinger
TITLE:	President
DATE:	1/26/06

AUTHORIZED SIGNATORY OF VAR:		AUTHORIZED SIGNATORY OF CYBERSCIENCE:

SIGNATURE:	/s/ David L. Potter	SIGNATURE:

PRINT NAME:	David L. Potter	PRINT NAME:

TITLE:	President	TITLE:

DATE:	1/26/06	DATE:

Cyberscience Corp - Issue Date: January 2006 - Code #950-000-1
eCQ Price List©
Note: This eCQ Price list supersedes all previously issued prices.

			Per	Initial	Extended
Product	Product Description	Per	Year	Qty	Price
CS Browser Client	Access to CS Runtime via	W/S	$5,000.00	5-pack	$5,000.00
(5 Named User Base	Microsoft Internet Explorer
Package)

CS Browser Client	Access to CS Runtime via	W/S	$100.00	75	$7,500.00
(Additional Named	Microsoft Internet Explorer
Users)

Total Annual	(Actual product usage data				$12,500.00
Subscription Fees	collected monthly.)

Notes:	Server means priced per server NOT per CPU in the server or the size of power of the CPU. W/S means per Work Station and/or per Named User NOT concurrent user.
Products may be added, merger, split or removed at the sole discretion of Cyberscience Corporation.